Exhibit 8.1

Dallas Denver Fort Lauderdale Jacksonville Los Angeles Madison Miami New York Orlando Tallahassee Tampa Tysons Corner Washington, DC West Palm Beach	One Southeast Third Avenue 25th Floor Miami, Florida 33131-1714 www.akerman.com 305 374 5600 tel 305 374 5095 fax

                          , 2009

Enterprise Acquisition Corp.

6800 Broken Sound Parkway

Boca Raton, FL 33487

RE:  Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel for Enterprise Acquisition Corp., a Delaware corporation (“Enterprise”), in connection with the proposed merger (the “Merger”) of ARMOUR Merger Sub Corp., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of ARMOUR Residential REIT, Inc., a Maryland corporation (“ARMOUR”), with and into Enterprise, with Enterprise surviving, pursuant to the Agreement and Plan of Merger dated as of July 29, 2009 (the “Merger Agreement”) by and between ARMOUR, Merger Sub, and Enterprise, on the terms and conditions set forth therein.  At your request, and in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) in connection with the Merger (as amended through the date thereof, the “Registration Statement”), we are rendering our opinion, effective as of the date of the declaration of effectiveness of the Registration Statement by the SEC, concerning certain material federal income tax consequences of the Merger and the qualification of ARMOUR as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) and other matters referred to in the Registration Statement.  For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement and Merger Agreement, and references herein to the Registration Statement and Merger Agreement shall include all exhibits, schedules, and amendments thereto.

For purposes of the opinion set forth below, we have examined (without any independent investigation or verification) (i) the Merger Agreement, (ii) the Registration Statement, and (iii) the representation certificates of Enterprise and ARMOUR delivered to us for purposes of this opinion (the “Representation Certificates”).  In addition, we have examined and relied as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with the consent of Enterprise and ARMOUR, that (i) the Merger will be effected in accordance with the Merger Agreement and the Registration Statement, (ii) the relevant statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and accurate and will remain true complete and accurate at all times up to and including the Effective Time, (iii) the description of the assets, liabilities, equity, equity ownership, income, expenses, activities and operations and other facts relating to ARMOUR, Merger Sub, and Enterprise set forth in the Registration Statement is true, complete and accurate, and to the extent the description relates to future business plans, said description is also and will remain true, complete and accurate, (iv) the representations made by Enterprise and ARMOUR in their respective Representation Certificates are true, complete and accurate and will remain true, complete and accurate, (v) any representations made in the Merger Agreement, if relevant, or the Representation Certificates, irrespective of qualifications relating to the knowledge of any party, are true, complete and accurate and will remain true, complete and accurate at all times as provided in the Representation Certificates, in each case without such qualification, and (vi) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is, in fact, no such plan, intention, understanding or agreement.  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement.  If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

Based upon the foregoing, and subject to the qualifications and assumptions expressed herein and in the Registration Statement,

(1) it is our opinion under currently applicable U.S. federal income tax law, that (a) the Merger will be treated as a contribution governed by Section 351 of the Code or a reorganization under Section 368(a) of the Code, (b) the holders of shares of Enterprise’s stock will recognize no gain or loss on the exchange of those shares for shares of ARMOUR common stock (except to the extent that a holder of Enterprise’s stock receives cash or consideration other than ARMOUR common stock in exchange for any portion of its shares of Enterprise stock), and (c) ARMOUR’s present and proposed methods of operation, as represented to us, would, if followed, permit ARMOUR to qualify as a REIT under the Code for its taxable year ending December 31, 2009, and in the future; and

(2) we adopt and confirm the statements under the caption “U.S. Federal Income Tax Considerations” in the Registration Statement as our opinion of the material United States federal income tax consequences of the matters discussed therein.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred under any state, local or foreign laws, or with respect to other areas of U.S. federal taxation.

Our opinion is based upon the Code, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof.  Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion.  Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not sustain a contrary position.  We assume no responsibility to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law regulations or interpretations thereof.  ARMOUR’s qualification and taxation as a REIT depend upon its ability to meet, through actual operating results, requirements under the Code regarding income, assets, distributions, diversity of stock ownership and activities. Because ARMOUR’s satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of its operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. We have not undertaken to review ARMOUR’s compliance with these requirements on a continuing basis.

This opinion has been furnished to you solely in connection with the transactions described herein and may not be relied upon by any person other than you and your stockholders, or by you or your stockholders for any other purpose without our specific, prior, written consent.

Respectfully yours,